EXHIBIT 99.1

Hooker Furniture Declares Quarterly Dividend

MARTINSVILLE, Va., March 02, 2021 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq-GS:HOFT) announced that on March 1, 2021, its board of directors declared a quarterly cash dividend of $0.18 per share, payable on March 31, 2021, to shareholders of record at March 17, 2021.

Hooker Furniture Corporation, in its 97th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather-and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2019 shipments to U.S. retailers, according to a 2020 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings and HMidea, a 2019 start-up that provides better-quality, ready-to-assemble furniture to mass marketers and e-commerce customers. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

For more information, contact:
Paul A. Huckfeldt, Senior Vice President-Finance and CFO
Hooker Furniture Corporation, 276.666.3949